UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Timberline Resources Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0291227 (I.R.S. Employer Identification No.)
101 East Lakeside Avenue Coeur D’Alene, Idaho 83814 (Address of Principal Executive Offices)(Zip Code)

TIMBERLINE RESOURCES CORPORATION 2015 STOCK AND INCENTIVE PLAN (Full title of the plans)

Randal Hardy Chief Financial Officer 101 East Lakeside Avenue Coeur d’Alene, Idaho 83814 (208) 664-4859 (Name, address, and telephone number, including area code, of agent for service)

Copies to:
Kenneth G. Sam, Esq.
Jason K. Brenkert, Esq.
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, Colorado 80202

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Registrant.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting Registrant ☒
(Do not check if a smaller reporting Registrant)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to Awards available for issuance under the 2015 Stock and Incentive Plan	4,000,000(1)	$0.47(2)	$1,880,000 (2)	$218.46
Total	4,000,0000	$0.47(2)	$1,880,000(2)	$218.46

(1)	Common Shares, par value $0.001, available for issuance by the Corporation pursuant to Awards eligible for issuance under the 2015 Stock and Incentive Plan.

(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low sales prices ($0.49 and $0.45, respectively) for the Corporation’s Common Shares on September 28, 2015 as quoted on the NYSE MKT.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents to be sent or given to participants in the Timberline Resources Corporation 2015 Stock and Incentive Plan (the “Plan”) covered by this Registration Statement on Form S-8 pursuant to Rule 428(b)(1) of the United States Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at 101 East Lakeside Avenue, Coeur d’Alene, Idaho 83814, (208) 664-4859.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”) are incorporated in this registration statement by reference:

a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed on December 23, 2014 and our amendment to our Annual Report on Form 10-K/A, as filed on January 28, 2015, which report contains the Registrant’s audited financial statements and the notes thereto as at September 30, 2014 and 2013 and for the two years ended September 30, 2014, together with the auditors’ report thereon;

b)
the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014, as filed on February 10, 2015, which report contains the Registrant’s unaudited financial statements and the notes thereto as at December 31, 2014 and for the three-month periods ended December 31, 2014 and 2013;

c)
the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, as filed on May 13, 2015, which report contains the Registrant’s unaudited financial statements and the notes thereto as at March 31, 2015 and for the three- and six-month periods ended March 31, 2015 and 2014;

d)
the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, as filed on August 6, 2015, which report contains the Registrant’s unaudited financial statements and the notes thereto as at June 30, 2015 and for the three- and nine-month periods ended June 30, 2015 and 2014

e)	the Registrant’s Current Reports on Form 8-K, as filed on January 27, 2015, February 12, 2015, March 17, 2015, August 27, 2015, September 4, 2015, September 15, 2015 and September 28, 2015;

f)
the description of our common stock, $0.001 par value per share, which is contained in our Registration Statement on Form 8-A, filed on May 8, 2008, which incorporates by reference the description of our securities contained in our Registration Statement on Form 10-SB, as filed on September 29, 2005 (File No. 000-51549), as amended; and

all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of any offering of the securities made by this prospectus.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Current Report on Form 8-K furnished by us during such period or portions thereof that are identified in such Current Report on Form 8-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement on Form S-8 from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation provide that:

“To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.”

The Company’s Bylaws under Article 10, Section 10.1 provide for indemnification for certain individuals acting on behalf of the Company, including its Officers and Directors to the fullest extent permissible under the Delaware General Corporation Law for liabilities incurred by reason of the fact that such person is or was acting in such capacity on behalf of the Company.  Delaware General Corporation Law generally provides for indemnification of officers and directors except (i) for any breach of a director’s duty of loyalty to our company or our stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

The Company has a policy of insurance for its directors and officers. The limit of liability applicable to all insured directors and officers under the current policies, which will expire on November 14, 2015, is $5,000,000 in the aggregate, inclusive of defense costs. Under the policies, the Company has reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $250,000 for each loss of securities claims and non-securities claims. The total premium charged to the Company in respect of coverage for 2015 is $64,421, no part of which is or was payable by the directors of officers or the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be conferred upon officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act at and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the United States Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that are incorporated by reference into this registration statement.

(2)           That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Coeur d’Alene, State of Idaho, on this 30th day of September, 2015.

By:	/s/ Kiran Patankar
Kiran Patankar
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kiran Patankar and Randal Hardy as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

s/ Kiran Patankar Kiran Patankar	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 30, 2015

s/ William M. Sheriff William M. Sheriff	Chairman of the Board	September 30, 2015
s/ Paul Dircksen Paul Dircksen	V.P. Business Development & Technical Services and Director	September 30, 2015

s/ Leigh Freeman Leigh Freeman	Director	September 30, 2015
/s/ Randal Hardy Randal Hardy	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2015

/s/ Robert Martinez Robert Martinez	Director	September 30, 2015

EXHIBIT INDEX
Exhibit	Description
4.1	2015 Stock and Incentive Plan, incorporated by reference to Appendix B to the Registrant’s proxy statement on Schedule 14A as filed with the Commission on August 26, 2015
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Consent of DeCoria, Maichel & Teague
23.2	Consent of Dorsey & Whitney LLP (Contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on the signature page of this registration statement)